Exhibit 23.01


                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Travelers Group Inc.:



We consent to the incorporation by reference in Amendment No. 1 to the registration statement on Form S-4 of our reports dated January 16, 1996 which are incorporated by reference or included in the 1995 Annual Report on Form 10-K of Travelers Group Inc. (formerly The Travelers Inc.) incorporated herein by reference, and to the reference to our firm under the headings "Experts" and "Selected Consolidated Financial Information" in the registration statement.
Our reports refer to changes in the Company's method of accounting for certain investments in debt and equity securities in 1994, and methods of accounting for postretirement benefits other than pensions and accounting for postemployment benefits in 1993.



                                                /s/ KPMG Peat Marwick LLP


New York, New York
May 3, 1996